DayStar Technologies, Inc. (DSTI) Announces acquisition of Hawaii Commercial Renewable
Energy Projects from Avatar Solar.

UNION CITY, CA--(October 16, 2012) - DayStar Technologies, Inc. (NASDAQ: DSTI) ("DayStar") ("the Company") announced the purchase of solar projects from Avatar Solar of Simi, Valley California. DayStar’s acquisition is a first step and it’s for the Avatar Solar’s Hawaiian based projects. This is a cash and equity deal that prices DayStar’s common equity at $2.00 per share. Total purchase price was $850,000.00

Avatar states: “We are excited about this arrangement with DayStar. This now gives us the opportunity to bring our project pipelines to DayStar. As such, we currently have projects ready for development in Hawaii, California and India. This relationship will allow us to expand our project capacities.”

Mark (Lorne) Roseborough, President of DayStar, said, “This transaction is representative of opportunities that we are evaluating and marks the start of a new segment of business growth for Daystar.”

Avatar is a full service provider in renewable solar projects, which has multiple solar productions sites throughout the islands of Hawaii and the state of California. This acquisition continues DayStar Technologies’ commitment to enhance and grow the ownership of renewable projects, as well as engineering, installation and the maintenance segments of the company. Avatar has a ten year history of growth in California, Hawaii, and India, and offers DayStar an opportunity to partner in other renewable energy markets.

Solar energy is an increasingly affordable option without any incentives, however, both the state and federal governments have fully recognized the benefits of solar energy and offer solar tax incentives and tax rebates.

About Avatar Solar:

Avatar Solar is an alternative energy service provider, specializing in solar electric systems through the sale of long term electricity sale by way of Power Purchase Agreements (PPA). Avatar Solar has designed and implemented cost-effective solar electricity solutions for large scale commercial properties in both California and Hawaii.

About DayStar Technologies, Inc.

DayStar Technologies, Inc. (DSTI) is a developer of solar photovoltaic products based upon GIGS thin film deposition technology and is currently embarked on a strategy of strategic partnerships to enter new markets within the global renewal energy industry including ownership and construction of solar and renewable power plants. For more information, visit the DayStar website at http://www.daystartech.com/.

For further information contact, William J Nalley, Orsay Groupe, 305-515-8077, Info@orasygroupe.com.

Contact:
William Nalley
Orsay Groupe
info@orasygroupe.com
305-515-8077